Filed Pursuant to Rule 433

Registration Statement No. 333-228295

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated January 09, 2020 and Prospectus dated November 9, 2018)

January 09, 2020

US$750,000,000 2.000% Notes due January 13, 2023

US$750,000,000 Floating Rate Notes due January 13, 2023

US$750,000,000 2.650% Notes due January 16, 2030

US$750,000,000 2.000% Notes due January 13, 2023

Issuer:	Westpac Banking Corporation

Principal Amount:	US$750,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	January 09, 2020

Settlement Date:	January 16, 2020 (T+5)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	January 13, 2023

Interest Rate:	2.000%

Price to Public:	99.983%

Benchmark Treasury:	UST 1.625% due December 15, 2022

Benchmark Treasury Price and Yield:	100-03 +/ 1.586%

Re-offer Spread to Benchmark Treasury:	plus 42 basis points

Re-offer Yield:	2.006%

Fees:	15 basis points

All-in Price:	99.833%

Interest Payment Dates:	Payable semi-annually in arrears on January 13 and July 13 of each year, commencing July 13, 2020 (short-first coupon), and ending on the Maturity Date, subject to Business Day Convention.

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$748,747,500

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 EJ8

ISIN:	US961214EJ83

Joint Active Bookrunners:	Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Westpac Banking Corporation

US$750,000,000 Floating Rate Notes due January 13, 2023

Issuer:	Westpac Banking Corporation

Principal Amount:	US$750,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	January 09, 2020

Settlement Date:	January 16, 2020 (T+5)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	January 13, 2023

Price to Public:	100.000%

Interest Rate:	Floating Rate

Reference Benchmark:	U.S. Dollar three-month LIBOR

Spread to Benchmark:	plus 39 basis points

Fees:	15 basis points

All-in Price:	99.850%

Interest Payment Dates:	Payable quarterly in arrears on January 13, April 13, July 13 and October 13 of each year, commencing April 13, 2020 (short-first coupon), subject to Business Day Convention

Interest Reset Dates:	Quarterly on January 13, April 13, July 13 and October 13 of each year, commencing April 13, 2020

Initial Interest Rate:	U.S. Dollar three-month LIBOR, determined as of two London business days prior to the Settlement Date, plus 39 basis points

Day Count Convention:	Actual/360

Net Proceeds:	US$748,875,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:

If any interest payment date would fall on a day that is not a Business Day, other than the interest payment date that is also the date of maturity for the notes, that interest payment date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that interest payment date will be the immediately preceding day that is a Business Day.

If the date of maturity is not a Business Day, payment of principal and interest will be made on the following day that is a Business Day and no interest will accrue for the period from and after such date of maturity.

Interest Periods:

Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date. We refer to this period as an “interest period.” The first interest period will begin on and include January 16, 2020 and will end on and include the day preceding the first interest payment date.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 EK5

ISIN:	US961214EK56

Joint Active Bookrunners:	Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Westpac Banking Corporation

US$750,000,000 2.650% Notes due January 16, 2030

Issuer:	Westpac Banking Corporation

Principal Amount:	US$750,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	January 09, 2020

Settlement Date:	January 16, 2020 (T+5)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	January 16, 2030

Interest Rate:	2.650%

Price to Public:	99.956%

Benchmark Treasury:	UST 1.750% due November 15, 2029

Benchmark Treasury Price and Yield:	99-02/1.855%

Re-offer Spread to Benchmark Treasury:	plus 80 basis points

Re-offer Yield:	2.655%

Fees:	35 basis points

All-in Price:	99.606%

Interest Payment Dates:	Payable semi-annually in arrears on January 16 and July 16 of each year, commencing July 16, 2020, and ending on the Maturity Date, subject to Business Day Convention.

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$747,045,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 EL3

ISIN:	US961214EL30

Joint Active Bookrunners:	Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Westpac Banking Corporation

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated January 09, 2020 and Prospectus dated November 9, 2018)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities LLC (collect) toll-free at 1-212-834-4533, RBC Capital Markets, LLC toll-free at 1-866-375-6829, TD Securities (USA) LLC toll-free at (855) 495-9846 or Westpac Banking Corporation at 1-212-389-1269.